ULTRAMAR DIAMOND SHAMROCK
                                   CORPORATION


                                  EXHIBIT 10.11

                           1997 ANNUAL INCENTIVE PLAN

Ultramar Diamond Shamrock Corporation's Annual Incentive Plan ("AIP") is designed to incentivize participants to enhance shareholder value.

In making decisions under the AIP regarding participation and awards, it is appropriate to consider the following:

         1. providing substantial compensation incentive for AIP participants to ensure their focus in carrying out the Company's annual operating plans;

         2. maintaining the competitiveness of the Company's program in attracting, rewarding, and retaining executives and other key employees;

         3. the program's sensitivity to corporate financial and stock market performance; and

         4.       the extent to which  participants  are building a  significant
                  ownership   stake  in  the  Company  and  thus  more   closely
                  identifying with the interests of shareholders.

Incentive targets will vary according to a participant's position and the relative impact a participant can have on total shareholder return ("TSR") and earnings before interest, taxes, depreciation, and amortization ("EBITDA"). The payment of any awards is conditioned on the earnings and financial condition of the Company.

Awards are determined by reference to TSR, EBITDA, and the participant's attainment of certain individual objectives. These performance measures are used with an individual's target bonus to determine a participant's total bonus, all as described in more detail below.

I.       Criteria for Participation

Officers of the Company will automatically participate in the AIP. High-level and select middle-level professionals who have been nominated by the Company's management, based upon their potential to impact the Company's performance, may also participate in the AIP.

The Compensation Committee may designate individuals or positions as eligible for participation in the AIP automatically from year-to-year, or may designate participation annually.

II.      Target Bonus

Target bonuses are expressed as a percentage of a participant's base salary. Performance above or below target performance produces an award which is respectively greater or smaller than the target bonus.

The Compensation Committee, in its sole discretion determines a participant's target bonus. Target bonus percentages may be set at different levels, depending on the participant's scope of responsibility. Generally, the higher the level of responsibility, the greater the target bonus percentage. The Compensation Committee may also consider such factors as the participant's dedication, ingenuity, initiative, and other contributions the participant makes toward the Company's success. In no event may any participant's total annual award exceed 200% of his target bonus.

For the Chief Executive Officer ("CEO") and Chief Operating Officer ("COO"), 60% of their bonus is determined by the TSR performance measure, and 40% by the EBITDA (Consolidated) performance measure.

In the case of corporate executives and other corporate participants (other than the CEO and COO), 40% of their bonus is determined by the TSR performance measure, 40% by the EBITDA (Consolidated) performance measure, and 20% by the individual performance measure.

For unit managers and other unit participants, their bonus is determined by the TSR performance measure for 40%, the EBITDA (Unit) performance measure for 40%, and the individual performance measure for 20%.

The TSR, EBITDA, and individual performance measures are calculated in terms of percent of target awards, and reflect the Compensation Committee's assessment of the appropriate award levels for attaining different levels of relative performance. The Compensation Committee, in its sole discretion, may change the minimum and maximum measure levels during an AIP year.

TSR Performance Measure. The TSR performance measure is UDS' share price appreciation plus dividends measured against the Company's peer group of refining and marketing companies ("Peer Group"). Members of the Peer Group are listed in Chart V.

For each calendar quarter UDS' TSR is calculated and compared to the UDS' "Peer Group Average TSR" for the same period (see Chart I). The quarterly Peer Group TSR is first determined by calculating each Peer Group member's TSR; the Peer Group Average TSR is the simple, equally weighted average of the individual TSR results.

The "point spread" is the difference between the quarterly UDS TSR and the Peer Group Average TSR. The "point spread" is annualized and applied against the TSR Incentive Scale (Chart II).

The TSR performance measure percentage of target award is determined by averaging the quarterly target award percentages achieved during the AIP year. There is no award where the annualized quarterly point spread is less than -10 percentage points. There is no limitation on the quarterly percentage of target award which can be achieved.

EBITDA Performance Measure. The EBITDA performance measure is composed of two internal EBITDA measurements. The first component is the actual EBITDA for the year compared to the target EBITDA. The second measurement compares EBITDA recalculated at budget margins to the target EBITDA. This second measurement adjusts EBITDA to reflect how efficiently the business is managed independent of industry margin variability, thereby providing an incentive to perform at a high level regardless of where industry margins might go during the year. The EBITDA performance measure is determined on a full-year basis.

These target EBITDA components will be established for the Company ("Consolidated") and one or more operating units ("Unit"). Early in the first quarter each year, the Compensation Committee establishes the target EBITDA performance measures for the year.

The two EBITDA performance measure components are weighted equally to determine the total EBITDA performance measure and are compared against the EBITDA Performance Measure Incentive Scale (Chart III). Each EBITDA component has a separate scale for its portion of the percentage of target award. The scale for EBITDA at actual margins reaches a maximum 200% of target award. The scale for EBITDA at budget margins has no limit.

The calculation of the percentage of target award achieved for the EBITDA performance measure for any of the Company's Canadian operations will be calculated in Canadian dollars, so as to neutralize currency exchange rate shifts during the year.

Individual Performance Measure. A participant's individual performance is compared to the achievement of pre-determined objectives which may include, but are not limited to, attainment of significant objective or quantifiable goals, and developmental goals in such areas as leadership, communication, and affirmative action. The percentage of target award achieved may range from 0% (failed to achieve objectives) to 200% (exceeded all expectations in achieving the objectives). Individual performance objectives are established by the employee and his manager, and progress and priorities are reviewed periodically during the year. Establishment of three to five individual objectives is suggested.

An example of the calculation of a participant's award is set out in Chart IV.

III.     Annual Incentive Threshold

Payment of any award is within the Compensation Committee's discretion. Before any funds become available for the AIP, the Committee will generally require that there be sufficient EBITDA to cover the AIP "Annual Incentive Threshold." The Annual Incentive Threshold is the total of budgeted expenses for dividends, debt service, current taxation, corporate administration, and the total potential payout (calculated at target award level) for the AIP and all variable pay programs for employees not participating in the AIP. The Annual Incentive Threshold is reviewed annually by the Compensation Committee.

If sufficient funds are not available to pay the bonuses as calculated, all awards may be pro- rated by the ratio of the actual funds available for the AIP to the total calculated. In its sole discretion, the Compensation Committee may cause the balance of such prorated awards to be paid in stock or restricted stock.

IV.      Bonus Adjustments

At its discretion, the Compensation Committee may adjust actual performance measure results for extraordinary events or accounting adjustments resulting from significant asset purchases or dispositions or other events not contemplated or otherwise considered by the Compensation Committee when the performance measure targets were set.

V.       Bonus Payout

Awards typically are determined in January or February for performance in the preceding year. Awards are paid in cash, unless the participant has elected, or is required to receive, a portion of his award in restricted stock.

After a three-year transition period, if (at the time of the award payout) a participant does not hold shares of Company stock sufficient to meet any applicable stock ownership guidelines that have been approved by the Compensation Committee, the participant will receive a restricted stock award in lieu of cash. The applicable stock ownership guidelines are set out in Chart VI. The number of restricted shares is determined by dividing the dollar amount of 25% of the bonus by the closing share price on the award date (the Canadian dollar exchange rate on the date of the award will be used for Canadian participants). All stock awards are granted pursuant to the Company's Long-Term Incentive Plan.

Participants may increase the percentage of bonus payment taken in restricted shares. They may also request that the Compensation Committee extend the restriction period beyond the minimum two years up to a maximum of five years. In both cases elections and requests must be made prior to October 1st of the AIP year to secure tax deferral treatment on the share grant.

CHART I

                 COMPUTATION OF TOTAL SHAREHOLDER RETURN ("TSR")

1.       For each calendar quarter:

TSR is calculated at the end of each calendar quarter, using the last trading day's closing price for the preceding quarter (the beginning price) and the current quarter (the ending price) plus the dividend for the period.

                  Ending Price + Dividends       - 1
                  ------------------------
                       Beginning Price

For example, UDS' TSR is calculated as follows, assuming a beginning price of $32, an ending price of $33, and $.275 in dividends:

                  $33.00 + $.275    - 1 = 3.98%
                  --------------
                      $32.00

This calculation is performed for UDS and each company in its Peer Group.

UDS' TSR is compared to its Peer Group's average TSR to determine the "point spread." The Peer Group's average is determined by a simple (not weighted) average of the TSR results for the Peer Group.

The point spread is annualized by multiplying it by 4, and is then compared to the Total Shareholder Return Incentive Scale (Chart II) to determine the annualized percentage of target award achieved. The quarterly percentage of target award is then determined by dividing by 4 the annualized percentage of target award indicated on Chart II.

For example, the "point spread" is calculated as follows, assuming UDS' TSR was 3.5% and its Peer Group average TSR was -1.5%:

                  3.5% -(-1.5%) = 5% percentage points

                  4 x 5% = 20% (the annualized point spread)

         Applying the 20% point spread to Chart II reflects that 160% of target award was achieved for the quarter. Since 160% is the annualized percentage of target award, in this example 40% (one-fourth of 160%) is the quarterly percentage of target award achieved.

2. At the end of the AIP year:

The quarterly percentages of target award achieved during the AIP year are averaged (totaled and divided by 4) to yield the total TSR performance measure's percentage of target award achieved for the AIP year.

CHART II

                    TOTAL SHAREHOLDER RETURN INCENTIVE SCALE

TSR Percentage Point Spread                        % of Target Award
                                                      (annualized)

         55 to 60                                         300%
         50 to 55                                         280%
         45 to 50                                         260%
         40 to 45                                         240%
         35 to 40                                         220%
         30 to 35                                         200%
         25 to 30                                         180%
         20 to 25                                         160%
         15 to 20                                         140%
         10 to 15                                         120%
         5 to 10                                          100%
         -5 to  5                                          90%
         -10 to -5                                         75%


Note: The scale is continued on a linear basis above 60%, with each 5 percentage point increment equaling a 20% increment for the annualized percentage of target award achieved.

CHART III

                   EBITDA PERFORMANCE MEASURE INCENTIVE SCALE
                             (EBITDA As % of Budget)


Actual Margin              % of Target Award                  At Budget Margins

                                 270(1)                              115
    120                          200                                 110
    100                          130                                 100
     90                           60                                  90
     80                           25                                  85
    <80                            0                                 <85


Results between points on the scale will be interpolated.

(1) Scale to be continued above 270% for EBITDA at Budget Margins, with each percentage point increment equaling a 14% increment for the percentage of target award.

The EBITDA at budget margins scale is narrower because only expenses and volumes can affect the outcome, and these parameters are very limited with aggressive targets, especially on the upside.

CHART IV

                        EXAMPLE OF AIP AWARD CALCULATION

Assume the following for this example:

         o         the target EBITDA is $100 million

         o         the actual EBITDA is $80 million

         o         EBITDA at budget margins is $110 million

Actual EBITDA performance is 80% ($80 million/$100 million).

EBITDA at budget margins is 110% ($110 million/$100 million).

This suggests that performance was above target but lower actual margins were responsible for failure to meet target.

For an AIP participant earning $130,000 per year and a 25% target bonus, the award is determined as follows:

1.       The  EBITDA   performance   measure   (40%  of  total  award  for  this
         participant) portion of the bonus payout:

                  By referring to the EBITDA Performance Measure Incentive Scale (Chart III):

                  o Actual margin EBITDA results at 80% of target = 25% of target award

                  o EBITDA results at budget margins at 110% of target = 200% of target award

                  EBITDA Performance Measure Percentage of Salary = [(25% percentage of target award + 200% percentage of target award) / 2] X 25% target bonus X 40% EBITDA performance measure weight = 11.25%

                  EBITDA Performance Measure Bonus Payout = 11.25% X $130,000 = $14,625

2. The TSR performance measure (40% of total award for this participant) portion of the bonus payout:

           The Company's TSR point spread (by calendar quarter):

           Quarter           Actual Point Spread             % Target
                                                              Award(1)

             1st                   +7.5%                        180%
             2nd                   -3.0%                          0%
             3rd                  + 4.0%                        140%
             4th                  + 6.0%                        160%
             Total                                              480%

(1) Annualized by multiplying the point spread by 4 and applying each quarter's result against Chart II to determine the Incentive % Target achieved for each quarter; these values are totaled (480%) and divided by 4 to determine the Incentive Target % achieved for the AIP year (120%).

                  TSR Performance Measure Percentage of Salary =

                           40% TSR performance measure weight x 25% of target bonus x 120% percentage of target award = 12%

TSR Performance Measure Bonus Payout = 12% of $130,000 = $15,600

3. The Individual performance measure (20% of total award for this participant) portion of the bonus payout:

                  Individual  Performance  Measure  Percentage  of  Salary =
                       20% individual performance measure weight x 25% of target bonus x 110% percentage of target award = 5.5%

                  Individual Performance Measure Bonus Payout = 5.5% of $130,000 = $7,150

In this example this participant's total bonus would be $14,625 + $15,600 + $7,150 = $37,375.

CHART V

                                   PEER GROUP

ASHLAND, INC.

COASTAL CORP.

CROWN CENTRAL PETROLEUM

GIANT INDUSTRIES INC.

HOLLY CORP.

SUN COMPANY INC.

TOSCO CORP.

TOTAL PETROLEUM OF NORTH AMERICA

USX-MARATHON GROUP

VALERO ENERGY CORP.

CHART VI

                       EMPLOYEE STOCK OWNERSHIP GUIDELINES


EMPLOYEE GROUP                                      GUIDELINE

CEO & COO                                           3 X ANNUAL BASE PAY

EXECUTIVE TEAM MEMBERS                              2 X ANNUAL BASE PAY

VICE PRESIDENTS*                                    1 X ANNUAL BASE PAY

SENIOR MANAGERS                                     1 X ANNUAL BASE PAY*



*Vice Presidents of UDS or any of its subsidiaries


o   SHARES TO BE COUNTED TOWARD OWNERSHIP:

         o     PERSONAL OR BENEFICIALLY OWNED SHARES

         o     COMPANY-SPONSORED PROGRAM SHARES (e.g. ESOP)

         o     RESTRICTED SHARES

         o FOR SENIOR MANAGERS ONLY - THE VALUE OF VESTED STOCK OPTIONS WHICH EXCEED THE EXERCISE PRICE

o     3-YEAR TRANSITION PERIOD

o     CERTIFICATION REQUIRED BEFORE ANNUAL INCENTIVE PLAN BONUS PAYOUT

o IF AFTER THE THREE-YEAR TRANSITION PERIOD BEGINNING JANUARY 1, 1997, A PARTICIPANT DOES NOT OWN SUFFICIENT COMPANY STOCK TO MEET THE APPLICABLE OWNERSHIP GUIDELINE, 25% OF THE PARTICIPANT'S BONUS AWARD WILL BE PAID IN RESTRICTED SHARES.